Exhibit 99.1
COASTAL FINANCIAL CORPORATION ANNOUNCES THIRD QUARTER 2024 RESULTS
Company Release: October 28, 2024
Everett, WA – Coastal Financial Corporation (Nasdaq: CCB) (the “Company”, "Coastal", "we", "our", or "us"), the holding company for Coastal Community Bank (the “Bank”), through which it operates a community-focused bank with an industry leading banking as a service ("BaaS") segment, today reported unaudited financial results for the quarter ended September 30, 2024, including net income of $13.5 million, or $0.97 per diluted common share, compared to $11.6 million, or $0.84 per diluted common share, for the three months ended June 30, 2024.

Management Discussion of the Quarter

“The third quarter demonstrated strong momentum across both our community bank and CCBX operating segments, despite a still challenging operating environment,” said CEO Eric Sprink. “We saw high quality net loan growth of $92.4 million despite selling $423.7 million in loans. We are implementing strategies to increase fee income and we continue to build out and invest in an infrastructure that is scalable, and that we believe will enable us to be innovative leaders in financial services.”

Key Points for Third Quarter and Our Go-Forward Strategy

•Balance Sheet Well Positioned for Lower Rates. Our balance sheet stands in a modestly liability sensitive position as of September 30, 2024, with $1.95 billion of CCBX deposits that contractually reprice lower immediately upon any reduction in the Federal Funds Rate, with $1.09 billion of CCBX loans repricing in 90 days or less following such reduction. The Federal Open Market Committee recently lowered the targeted Federal Funds rate 0.50% on September 19, 2024; a reduction of 0.50% compared to June 30, 2024 and September 30, 2023. The rate decrease came late in the quarter, so the full impact of this and any subsequent rate changes will be reflected in future periods.

•Expanding Relationships with CCBX Partners. We continue to focus on expanding product offerings with existing CCBX partners. We believe that launching new products with existing partners positions us to reach a wide and established customer base with modest increase in enterprise risk. Products launched in 2024 with existing partners have gained traction and are growing the balance sheet and increasing income. The pipeline for CCBX is active, although we expect to remain selective in adding new partners to manage risk and capital.

•On-going Loan Sales. We sold $423.7 million loans in the quarter ended September 30, 2024 as part of our strategy to balance credit risk, manage partner and lending limits, protect capital levels and move credit card balances to an off balance sheet fee generating model. We are retaining a portion of the fee income for our role in processing transactions on sold credit card balances. This provides an on-going and passive revenue stream with no on balance sheet risk.

•Continued Regulatory and Compliance Infrastructure Investments Position Us Well for Next Phase of Growth. We continue to utilize co-sourced personnel as a component of our risk and compliance efforts. This flexible co-sourcing approach allows us to manage the growth of our internal team while also ensuring CCBX has the resources it needs. While we remain 100% indemnified against partner fraud losses, we were encouraged to see fraudulent activity amongst our partners remains low during the current quarter, compared to the same period last year, a positive indicator of our continued investments in our risk infrastructure.

•Reorganization and Strengthening of Talent to Accommodate Growth and Plans for the Future. We recently announced the bifurcation of the President of the Bank into two roles, appointing Brian Hamilton as President of CCBX, the Fintech and BaaS segment of the Bank, with Curt Queyrouze serving as President of the community bank and corporate credit.

Third Quarter 2024 Financial Highlights
The tables below outline some of our key operating metrics.

	Three Months Ended
(Dollars in thousands, except share and per share data; unaudited)	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023
Income Statement Data:
Interest and dividend income	$105,079	$97,487	$90,472	$88,243	$88,331
Interest expense	32,892	31,250	29,536	28,586	26,102
Net interest income	72,187	66,237	60,936	59,657	62,229
Provision for credit losses	70,257	62,325	83,158	60,789	27,253
Net interest (expense)/ income after provision for credit losses	1,930	3,912	(22,222)	(1,132)	34,976
Noninterest income	80,068	69,918	86,955	64,694	34,579
Noninterest expense	65,616	58,809	56,018	51,703	56,501
Provision for income tax	2,926	3,425	1,915	2,847	2,784
Net income	13,456	11,596	6,800	9,012	10,270

	As of and for the Three Month Period
	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023
Balance Sheet Data:
Cash and cash equivalents	$484,026	$487,245	$515,128	$483,128	$474,946
Investment securities	48,620	49,213	50,090	150,364	141,489
Loans held for sale	7,565	—	797	—	—
Loans receivable	3,418,832	3,326,460	3,199,554	3,026,092	2,967,035
Allowance for credit losses	(170,263)	(147,914)	(139,258)	(116,958)	(101,085)
Total assets	4,065,821	3,961,546	3,865,258	3,753,366	3,678,265
Interest bearing deposits	3,047,861	2,949,643	2,888,867	2,735,161	2,637,914
Noninterest bearing deposits	579,427	593,789	574,112	625,202	651,786
Core deposits (1)	3,190,869	3,528,339	3,447,864	3,342,004	3,269,082
Total deposits	3,627,288	3,543,432	3,462,979	3,360,363	3,289,700
Total borrowings	47,847	47,810	47,771	47,734	47,695
Total shareholders’ equity	331,930	316,693	303,709	294,978	284,450

Share and Per Share Data (2):
Earnings per share – basic	$1.00	$0.86	$0.51	$0.68	$0.77
Earnings per share – diluted	$0.97	$0.84	$0.50	$0.66	$0.75
Dividends per share	—	—	—	—	—
Book value per share (3)	$24.51	$23.54	$22.65	$22.17	$21.38
Tangible book value per share (4)	$24.51	$23.54	$22.65	$22.17	$21.38
Weighted avg outstanding shares – basic	13,447,066	13,412,667	13,340,997	13,286,828	13,285,974
Weighted avg outstanding shares – diluted	13,822,270	13,736,508	13,676,917	13,676,513	13,675,833
Shares outstanding at end of period	13,543,282	13,453,805	13,407,320	13,304,339	13,302,449
Stock options outstanding at end of period	198,370	286,119	309,069	354,969	356,359
See footnotes that follow the tables below

	As of and for the Three Month Period
	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023
Credit Quality Data:
Nonperforming assets (5) to total assets	1.34%	1.34%	1.42%	1.43%	1.18%
Nonperforming assets (5) to loans receivable and OREO	1.60%	1.60%	1.71%	1.78%	1.47%
Nonperforming loans (5) to total loans receivable	1.60%	1.60%	1.71%	1.78%	1.47%
Allowance for credit losses to nonperforming loans	311.5%	278.1%	253.8%	217.2%	232.2%
Allowance for credit losses to total loans receivable	4.98%	4.45%	4.35%	3.86%	3.41%
Gross charge-offs	$53,305	$55,207	$58,994	$47,652	$37,879
Gross recoveries	$4,069	$1,973	$1,776	$2,781	$1,045
Net charge-offs to average loans (6)	5.65%	6.57%	7.34%	5.92%	4.77%

Capital Ratios:
Company
Tier 1 leverage capital	8.40%	8.31%	8.24%	8.10%	8.03%
Common equity Tier 1 risk-based capital	9.26%	9.03%	8.98%	9.10%	9.00%
Tier 1 risk-based capital	9.35%	9.13%	9.08%	9.20%	9.11%
Total risk-based capital	11.90%	11.70%	11.70%	11.87%	11.80%
Bank
Tier 1 leverage capital	9.29%	9.24%	9.19%	9.06%	8.99%
Common equity Tier 1 risk-based capital	10.36%	10.15%	10.14%	10.30%	10.21%
Tier 1 risk-based capital	10.36%	10.15%	10.14%	10.30%	10.21%
Total risk-based capital	11.65%	11.44%	11.43%	11.58%	11.48%
(1)Core deposits are defined as all deposits excluding brokered and all time deposits.
(2)Share and per share amounts are based on total actual or average common shares outstanding, as applicable.
(3)We calculate book value per share as total shareholders’ equity at the end of the relevant period divided by the outstanding number of our common shares at the end of each period.
(4)Tangible book value per share is a non-GAAP financial measure. We calculate tangible book value per share as total shareholders’ equity at the end of the relevant period, less goodwill and other intangible assets, divided by the outstanding number of our common shares at the end of each period. The most directly comparable GAAP financial measure is book value per share. We had no goodwill or other intangible assets as of any of the dates indicated. As a result, tangible book value per share is the same as book value per share as of each of the dates indicated.
(5)Nonperforming assets and nonperforming loans include loans 90+ days past due and accruing interest.
(6)Annualized calculations.
Key Performance Ratios
Return on average assets ("ROA") was 1.34% for the quarter ended September 30, 2024 compared to 1.21% and 1.13% for the quarters ended June 30, 2024 and September 30, 2023, respectively.  ROA for the quarter ended September 30, 2024, increased 0.13% and 0.21% compared to June 30, 2024 and September 30, 2023, respectively. Noninterest expenses were higher for the quarter ended September 30, 2024 compared to the quarters ended June 30, 2024 and September 30, 2023 largely due to an increase in BaaS loan expense, which is directly related to the increase in the amount of interest earned on CCBX loans.

The following table shows the Company’s key performance ratios for the periods indicated.

	Three Months Ended
(unaudited)	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023

Return on average assets (1)	1.34%	1.21%	0.73%	0.97%	1.13%
Return on average equity (1)	16.67%	15.22%	9.21%	12.35%	14.60%
Yield on earnings assets (1)	10.79%	10.49%	10.07%	9.77%	10.08%
Yield on loans receivable (1)	11.43%	11.23%	10.85%	10.71%	10.84%
Cost of funds (1)	3.62%	3.60%	3.52%	3.39%	3.18%
Cost of deposits (1)	3.59%	3.58%	3.49%	3.36%	3.14%
Net interest margin (1)	7.41%	7.13%	6.78%	6.61%	7.10%
Noninterest expense to average assets (1)	6.54%	6.14%	6.04%	5.56%	6.23%
Noninterest income to average assets (1)	7.98%	7.30%	9.38%	6.95%	3.81%
Efficiency ratio	43.10%	43.19%	37.88%	41.58%	58.36%
Loans receivable to deposits (2)	94.46%	93.88%	92.42%	90.05%	90.19%
(1)Annualized calculations shown for quarterly periods presented.
(2)Includes loans held for sale.
Management Outlook; CEO Eric Sprink

“As we look ahead to the fourth quarter and 2025, we remain laser focused on building out our technology and risk management infrastructure to more efficiently support our next phase of growth within CCBX. While the balance sheet re-mix earlier this year resulted in a short-term reduction to income, we continue to make strategic decisions which are enhancing credit quality, generating passive fee income, strengthening our talent and growing relationships with established and prospective CCBX partners all of which are expected to position Coastal to be more profitable in 2025.”

Coastal Financial Corporation Overview
The Company has one main subsidiary, the Bank which consists of three segments: CCBX, the community bank and treasury & administration.  The CCBX segment includes all of our BaaS activities, the community bank segment includes all community banking activities, and the treasury & administration segment includes treasury management, overall administration and all other aspects of the Company.

CCBX Performance Update
Our CCBX segment continues to evolve, and we have 22 relationships, at varying stages, as of September 30, 2024.  We continue to refine the criteria for CCBX partnerships, are exiting relationships where it makes sense for us to do so and are focusing on larger more established partners, with experienced management teams, existing customer bases and strong financial positions.
We are expanding product offerings with our existing CCBX partners. We believe that launching new products with existing partners positions us to reach a wide and established customer base with a modest increase in regulatory risk given we have already vetted these partners and have operational history. Products launched earlier in the year with existing partners have gained traction and are growing the balance sheet and increasing income. We continue to sell loans as part of our strategy to balance partner and lending limits, and manage the loan portfolio and credit quality. We retain a portion of the fee income for our role in processing transactions on sold credit card balances. This is expected to provide an on-going and passive revenue stream with no on balance sheet risk.

The following table illustrates the activity and evolution in CCBX relationships for the periods presented.

	As of
(unaudited)	September 30, 2024	June 30, 2024	September 30, 2023
Active	19	19	18
Friends and family / testing	1	1	1
Implementation / onboarding	1	1	1
Signed letters of intent	1	0	1
Wind down - active but preparing to exit relationship	0	0	1
Total CCBX relationships	22	21	22

CCBX loans increased $106.9 million, or 7.6%, despite selling $423.7 million loans during the three months ended September 30, 2024 to $1.52 billion, while we continued to enhance credit standards on new CCBX loan originations. In accordance with the program agreement for one partner, effective April 1, 2024, the portion of the CCBX portfolio that we are responsible for losses on decreased from 10% to 5%. At September 30, 2024 the portion of this portfolio for which we are responsible represented $19.8 million in loans.

The following table details the CCBX loan portfolio:

CCBX	As of
	September 30, 2024		June 30, 2024		September 30, 2023
(dollars in thousands; unaudited)	Balance	% to Total	Balance	% to Total	Balance	% to Total
Commercial and industrial loans:
Capital call lines	$103,924	6.8%	$109,133	7.7%	$114,174	9.6%
All other commercial & industrial loans	36,494	2.4	41,731	3.0	58,869	5.0
Real estate loans:
Residential real estate loans	265,402	17.5	287,950	20.4	251,775	21.3
Consumer and other loans:
Credit cards	633,691	41.6	549,241	38.7	440,993	37.3
Other consumer and other loans	482,228	31.7	426,809	30.2	316,987	26.8
Gross CCBX loans receivable	1,521,739	100.0%	1,414,864	100.0%	1,182,798	100.0%
Net deferred origination (fees) costs	(447)		(438)		(424)
Loans receivable	$1,521,292		$1,414,426		$1,182,374
Loan Yield - CCBX (1)(2)	17.35%		17.77%		17.05%

(1)CCBX yield does not include the impact of BaaS loan expense.  BaaS loan expense represents the amount paid or payable to partners for credit enhancements and originating & servicing CCBX loans. See reconciliation of the non-GAAP measures at the end of this earnings release for the impact of BaaS loan expense on CCBX loan yield.
(2)Loan yield is annualized for the three months ended for each period presented and includes loans held for sale and nonaccrual loans.

The increase in CCBX loans in the quarter ended September 30, 2024, includes an increase of $139.9 million or 14.3%, in consumer and other loans, partially offset by a $22.5 million, or 7.8%, decrease in residential real estate loans and a decrease of $5.2 million, or 4.8%, in capital call lines as a result of normal balance fluctuations and business activities. We continue to monitor and manage the CCBX loan portfolio, and sold $423.7 million in CCBX loans during the quarter ended September 30, 2024 compared to sales of $155.2 million in the quarter ended June 30, 2024. We continue to reposition ourselves by managing CCBX credit and concentration levels in an effort to optimize our loan portfolio and generate off balance sheet fee income.

Our credit card program through CCBX continues to grow in dollars and number of active cards as shown in the graph below:

CCBX Credit Card Activity
Outstanding Balance ($ in thousands)
$750,000
$500,000
$250,000
$—
400,000
300,000
200,000
100,000
—
Number of Active Accounts
September 30, 2023
December 31, 2023
March 31, 2024
June 30, 2024
September 30, 2024
Credit Card - Outstanding Balance
Credit Card - Active Accounts

The following table details the CCBX deposit portfolio:

CCBX	As of
	September 30, 2024		June 30, 2024		September 30, 2023
(dollars in thousands; unaudited)	Balance	% to Total	Balance	% to Total	Balance	% to Total
Demand, noninterest bearing	$60,655	2.9%	$62,234	3.0%	$67,782	3.9%
Interest bearing demand and money market	1,991,858	94.6	1,989,105	96.7	1,679,921	95.9
Savings	5,204	0.3	5,150	0.3	4,529	0.2
Total core deposits	2,057,717	97.8	2,056,489	100.0	1,752,232	100.0
Other deposits	47,046	2.2	—	0.0	—	—
Total CCBX deposits	$2,104,763	100.0%	$2,056,489	100.0%	$1,752,232	100.0%
Cost of deposits (1)	4.82%		4.92%		4.80%
(1)Cost of deposits is annualized for the three months ended for each period presented.

CCBX deposits increased $48.3 million, or 2.3%, in the three months ended September 30, 2024 to $2.10 billion. This excludes the $214.5 million in CCBX deposits that were transferred off balance sheet for increased Federal Deposit Insurance Corporation ("FDIC") insurance coverage purposes, compared to $117.7 million for the quarter ended June 30, 2024. Amounts in excess of FDIC insurance coverage are transferred, using a third party facilitator/vendor sweep product, to participating financial institutions.
Community Bank Performance Update

In the quarter ended September 30, 2024, the community bank saw net loans decrease $14.5 million, or 0.8%, to $1.90 billion.

The following table details the Community Bank loan portfolio:

Community Bank	As of
	September 30, 2024		June 30, 2024		September 30, 2023
(dollars in thousands; unaudited)	Balance	% to Total	Balance	% to Total	Balance	% to Total
Commercial and industrial loans	$152,161	8.0%	$144,436	7.5%	$158,232	8.8%
Real estate loans:
Construction, land and land development loans	163,051	8.6	173,064	9.0	167,686	9.4
Residential real estate loans	212,467	11.2	229,639	12.0	225,372	12.6
Commercial real estate loans	1,362,452	71.5	1,357,979	70.8	1,237,849	69.1
Consumer and other loans:
Other consumer and other loans	14,173	0.7	14,220	0.7	2,483	0.1
Gross Community Bank loans receivable	1,904,304	100.0%	1,919,338	100.0%	1,791,622	100.0%
Net deferred origination fees	(6,764)		(7,304)		(6,961)
Loans receivable	$1,897,540		$1,912,034		$1,784,661
Loan Yield(1)	6.64%		6.52%		6.20%
(1)Loan yield is annualized for the three months ended for each period presented and includes loans held for sale and nonaccrual loans.

Community bank loans had a $10.0 million decrease in construction, land and land development loans, partially offset by an increase of $7.7 million in commercial and industrial loans and an increase in commercial real estate loans of $4.5 million during the quarter ended September 30, 2024; consumer and other loans were flat.

The following table details the community bank deposit portfolio:

Community Bank	As of
	September 30, 2024		June 30, 2024		September 30, 2023
(dollars in thousands; unaudited)	Balance	% to Total	Balance	% to Total	Balance	% to Total
Demand, noninterest bearing	$518,772	34.1%	$531,555	35.6%	$584,004	37.9%
Interest bearing demand and money market	552,108	36.3	876,668	59.0	852,747	55.5
Savings	62,272	4.1	63,627	4.3	80,099	5.2
Total core deposits	1,133,152	74.5	1,471,850	98.9	1,516,850	98.6
Other deposits	373,681	24.5	1	0.0	1	0.0
Time deposits less than $100,000	6,305	0.4	6,741	0.5	8,635	0.6
Time deposits $100,000 and over	9,387	0.6	8,351	0.6	11,982	0.8
Total Community Bank deposits	$1,522,525	100.0%	$1,486,943	100.0%	$1,537,468	100.0%
Cost of deposits(1)	1.92%		1.77%		1.31%
(1)Cost of deposits is annualized for the three months ended for each period presented.

Community bank deposits increased $35.6 million, or 2.4%, during the three months ended September 30, 2024 to $1.52 billion. This is the second consecutive quarter of growth after allowing higher rate balances to run-off earlier in the year. The community bank segment includes noninterest bearing deposits of $518.8 million, or 34.1%, of total community bank deposits, resulting in a cost of deposits of 1.92%, which compared to 1.77% for the quarter ended June 30, 2024.
Net Interest Income and Margin Discussion
Net interest income was $72.2 million for the quarter ended September 30, 2024, an increase of $5.9 million, or 9.0%, from $66.2 million for the quarter ended June 30, 2024, and an increase of $10.0 million, or 16.0%, from $62.2 million for the quarter ended September 30, 2023. The increase in net interest income compared to June 30, 2024, was a result of increased interest income due to an increase in average loans receivable partially offset by an increase in cost of funds. The increase in net interest income compared to September 30, 2023 was largely related to increased yield on loans resulting from higher interest rates and growth in higher yielding loans partially offset by an increase in cost of funds relating to higher interest rates and growth in interest bearing deposits.

Net interest margin was 7.41% for the three months ended September 30, 2024, compared to 7.13% for the three months ended June 30, 2024, with the increase primarily due to higher loan yields. Net interest margin was 7.10% for the three months ended September 30, 2023. The increase in net interest margin for the three months ended September 30, 2024 compared to the three months ended September 30, 2023 was largely due to an increase in loan yield partially offset by higher interest rates on interest bearing deposits. Interest and fees on loans receivable increased $8.6 million, or 9.5%, to $99.6 million for the three months ended September 30, 2024, compared to $90.9 million for the three months ended June 30, 2024, and increased $15.9 million, or 19.1%, compared to $83.7 million for the three months ended September 30, 2023, due to an increase in outstanding balances and higher interest rates.
Average investment securities decreased $795,000 to $49.0 million compared to the three months ended June 30, 2024 and decreased $69.0 million compared to the three months ended September 30, 2023 as a result of maturing securities.
Cost of funds was 3.62% for the quarter ended September 30, 2024, an increase of 2 basis points from the quarter ended June 30, 2024 and an increase of 44 basis points from the quarter ended September 30, 2023. Cost of deposits for the quarter ended September 30, 2024 was 3.59%, compared to 3.58% for the quarter ended June 30, 2024, and 3.14% for the quarter ended September 30, 2023. The increased cost of funds and deposits compared to June 30, 2024 and September 30, 2023 was due to the continued high interest rate environment. The late September reduction in the Fed funds rate is expected to help to lower our cost of deposits in future periods.

The following table summarizes the average yield on loans receivable and cost of deposits:

	For the Three Months Ended
	September 30, 2024		June 30, 2024		September 30, 2023
	Yield on Loans (2)	Cost of Deposits (2)	Yield on Loans (2)	Cost of Deposits (2)	Yield on Loans (2)	Cost of Deposits (2)
Community Bank	6.64%	1.92%	6.52%	1.77%	6.20%	1.31%
CCBX (1)	17.35%	4.82%	17.77%	4.92%	17.05%	4.80%
Consolidated	11.43%	3.59%	11.23%	3.58%	10.84%	3.14%
(1)CCBX yield on loans does not include the impact of BaaS loan expense.  BaaS loan expense represents the amount paid or payable to partners for credit and fraud enhancements and originating & servicing CCBX loans.  To determine Net BaaS loan income earned from CCBX loan relationships, the Company takes BaaS loan interest income and deducts BaaS loan expense to arrive at Net BaaS loan income which can be compared to interest income on the Company’s community bank loans. See reconciliation of the non-GAAP measures at the end of this earnings release for the impact of BaaS loan expense on CCBX loan yield.
(2)Annualized calculations for periods shown.

The following tables illustrates how BaaS loan interest income is affected by BaaS loan expense resulting in net BaaS loan income and the associated yield:

	For the Three Months Ended
	September 30, 2024		June 30, 2024		September 30, 2023
(dollars in thousands, unaudited)	Income / Expense	Income / expense divided by average CCBX loans (2)	Income / Expense	Income / expense divided by average CCBX loans(2)	Income / Expense	Income / expense divided by average CCBX loans (2)
BaaS loan interest income	$67,692	17.35%	$60,203	17.77%	$56,279	17.05%
Less: BaaS loan expense	32,612	8.36%	29,076	8.58%	23,003	6.97%
Net BaaS loan income (1)	$35,080	8.99%	$31,127	9.19%	$33,276	10.08%
Average BaaS Loans(3)	$1,552,443		$1,362,343		$1,309,380
(1) A reconciliation of the non-GAAP measures are set forth at the end of this earnings release.
(2) Annualized calculations shown for quarterly periods presented.
(3) Includes loans held for sale.
Noninterest Income Discussion
Noninterest income was $80.1 million for the three months ended September 30, 2024, an increase of $10.2 million from $69.9 million for the three months ended June 30, 2024, and an increase of $45.5 million from $34.6 million for the three months ended September 30, 2023.  The increase in noninterest income over the quarter ended June 30, 2024 was primarily due to an increase of $9.9 million in total BaaS income.  The $9.9 million increase in total BaaS income included a $9.3 million increase in BaaS credit enhancements related to the provision for credit losses, a $300,000 increase in BaaS fraud enhancements, and an increase of $340,000 in BaaS program income. The increase in BaaS program income is largely due to higher servicing and other BaaS fees, transaction fees and interchange fees and our primary BaaS source for recurring fee income (see “Appendix B” for more information on the accounting for BaaS allowance for credit losses and credit and fraud enhancements). Additionally, other income increased $229,000 largely due to increased incoming ACH activity.

The $45.5 million increase in noninterest income over the quarter ended September 30, 2023 was primarily due to a $43.4 million increase in BaaS credit and fraud enhancements, and an increase of $2.0 million in BaaS program income.

Noninterest Expense Discussion
Total noninterest expense increased $6.8 million to $65.6 million for the three months ended September 30, 2024, compared to $58.8 million for the three months ended June 30, 2024, and increased $9.1 million from $56.5 million for the three months ended September 30, 2023. The increase in noninterest expense for the quarter ended September 30, 2024, as compared to the quarter ended June 30, 2024, was primarily due to a $3.8 million increase in BaaS expense (including a $300,000 increase in BaaS fraud expense and a $3.5 million increase in BaaS loan expense). BaaS loan expense represents the amount paid or payable to partners for credit enhancements, fraud enhancements, and originating & servicing CCBX loans. BaaS fraud expense represents non-credit fraud losses on partner’s customer loan and deposit accounts. A portion of this expense is realized during the quarter in which the loss occurs, and a portion is estimated based on historical or other information from our partners, partially offset by a $1.5 million increase in excise taxes (due to the recording of $1.2 million business and occupation tax credit from the State of Washington which resulted in the recognition of a net credit of $706,000 for the quarter ended June 30, 2024, compared to expense of $762,000 for the quarter ended September 30, 2024). We also recorded an increase of $587,000 in data processing and software licenses as a result of our continued investment in our infrastructure and the automation of our processes so that they are scalable and an increase of $499,000 in point of sale expenses as a result of increased partner transaction activity.

The increase in noninterest expenses for the quarter ended September 30, 2024 compared to the quarter ended September 30, 2023 was largely due to an increase of $8.8 million in BaaS partner expense (including a $9.6 million increase in BaaS loan expense partially offset by a decrease of $766,000 in BaaS fraud expense), a $1.1 million increase in data processing and software licenses due to enhancements in technology, and a $526,000 increase in occupancy expense, largely due to higher software depreciation/amortization expense, partially offset by a $986,000 decrease in salary and employee benefits largely as a result of some one-time costs that were expensed in the quarter ended September 30, 2023 for which there was no similar expense in the current quarter, and an $850,000 decrease in legal and professional expenses as a result of risk management and projects being completed.
Provision for Income Taxes
The provision for income taxes was $2.9 million for the three months ended September 30, 2024, $3.4 million for the three months ended June 30, 2024 and $2.8 million for the third quarter of 2023.  The income tax provision was lower for the three months ended September 30, 2024 compared to the quarter ended June 30, 2024 as a result of the deductibility of certain equity awards which reduced tax expense despite net income being higher and higher than the quarter ended September 30, 2023, primarily due to higher net income compared to that quarter.

The Company is subject to various state taxes that are assessed as CCBX activities and employees expand into other states, which has increased the overall tax rate used in calculating the provision for income taxes in the current and future periods. The Company uses a federal statutory tax rate of 21.0% as a basis for calculating provision for federal income taxes and 2.62% for calculating the provision for state income taxes.
Financial Condition Overview
Total assets increased $104.3 million, or 2.6%, to $4.07 billion at September 30, 2024 compared to $3.96 billion at June 30, 2024.  The increase is primarily due to stronger loan growth partially offset by lower cash balances. Total loans receivable increased $92.4 million to $3.42 billion at September 30, 2024, from $3.33 billion at June 30, 2024.
As of September 30, 2024, the Company had the capacity to borrow up to a total of $656.3 million from the Federal Reserve Bank discount window and Federal Home Loan Bank, and an additional $50.0 million from a correspondent bank no borrowings outstanding on these lines as of September 30, 2024.

The Company had a cash balance of $5.9 million as of September 30, 2024, which is retained for general operating purposes, including debt repayment, and for funding $530,000 in commitments to bank technology funds.
Uninsured deposits were $542.2 million as of September 30, 2024, compared to $532.9 million as of June 30, 2024.
Total shareholders’ equity increased $15.2 million since June 30, 2024.  The increase in shareholders’ equity was primarily due to $13.5 million in net earnings, combined with an increase of $1.8 million in common stock outstanding as a result of equity awards exercised during the three months ended September 30, 2024.
The Company and the Bank remained well capitalized at September 30, 2024, as summarized in the following table.

(unaudited)	Coastal Community Bank	Coastal Financial Corporation	Minimum Well Capitalized Ratios under Prompt Corrective Action (1)
Tier 1 Leverage Capital (to average assets)	9.29%	8.40%	5.00%
Common Equity Tier 1 Capital (to risk-weighted assets)	10.36%	9.26%	6.50%
Tier 1 Capital (to risk-weighted assets)	10.36%	9.35%	8.00%
Total Capital (to risk-weighted assets)	11.65%	11.90%	10.00%
(1) Presents the minimum capital ratios for an insured depository institution, such as the Bank, to be considered well capitalized under the Prompt Corrective Action framework. The minimum requirements for the Company to be considered well capitalized under Regulation Y include to maintain, on a consolidated basis, a total risk-based capital ratio of 10.0 percent or greater and a tier 1 risk-based capital ratio of 6.0 percent or greater.

Asset Quality
The total allowance for credit losses was $170.3 million and 4.98% of loans receivable at September 30, 2024 compared to $147.9 million and 4.45% at June 30, 2024 and $101.1 million and 3.41% at September 30, 2023. The allowance for credit loss allocated to the CCBX portfolio was $150.1 million and 9.87% of CCBX loans receivable at September 30, 2024, with $20.1 million of allowance for credit loss allocated to the community bank or 1.06% of total community bank loans receivable.
The following table details the allocation of the allowance for credit loss as of the period indicated:

	As of September 30, 2024			As of June 30, 2024			As of September 30, 2023
(dollars in thousands; unaudited)	Community Bank	CCBX	Total	Community Bank	CCBX	Total	Community Bank	CCBX	Total
Loans receivable	$1,897,540	$1,521,292	$3,418,832	$1,912,034	$1,414,426	$3,326,460	$1,784,661	$1,182,374	$2,967,035
Allowance for credit losses	(20,132)	(150,131)	(170,263)	(21,045)	(126,869)	(147,914)	(21,316)	(79,769)	(101,085)
Allowance for credit losses to total loans receivable	1.06%	9.87%	4.98%	1.10%	8.97%	4.45%	1.19%	6.75%	3.41%
Net charge-offs totaled $49.2 million for the quarter ended September 30, 2024, compared to $53.2 million for the quarter ended June 30, 2024 and $36.8 million for the quarter ended September 30, 2023. Net charge-offs as a percent of average loans decreased to 5.65% for the quarter ended September 30, 2024 compared to 6.57% for the quarter ended June 30, 2024, which we believe is a result of the steps we took manage our credit quality. CCBX partner agreements provide for a credit enhancement that covers the net-charge-offs on CCBX loans and negative deposit accounts by indemnifying or reimbursing incurred losses, except in accordance with the program agreement for one partner where the Company was responsible for credit losses on approximately 5% of a $400.8 million loan portfolio. At September 30, 2024, our portion of this portfolio represented $19.8 million in loans. Net charge-offs for this $19.8 million in loans were $1.1 million for the three months ended September 30, 2024, compared to $1.3 million for the three months ended June 30, 2024 and $579,000 for the three months ended September 30, 2023.

The following table details net charge-offs for the community bank and CCBX for the period indicated:

	Three Months Ended
	September 30, 2024			June 30, 2024			September 30, 2023
(dollars in thousands; unaudited)	Community Bank	CCBX	Total	Community Bank	CCBX	Total	Community Bank	CCBX	Total
Gross charge-offs	$398	$52,907	$53,305	$2	$55,205	$55,207	$3	$37,876	$37,879
Gross recoveries	(3)	(4,066)	(4,069)	(4)	(1,969)	(1,973)	(3)	(1,042)	(1,045)
Net charge-offs	$395	$48,841	$49,236	$(2)	$53,236	$53,234	$—	$36,834	$36,834
Net charge-offs to average loans (1)	0.08%	12.52%	5.65%	0.00%	15.72%	6.57%	0.00%	11.16%	4.77%
(1) Annualized calculations shown for periods presented.
During the quarter ended September 30, 2024, a $72.1 million provision for credit losses - loans was recorded for CCBX partner loans based on management’s analysis, compared to the $62.2 million provision for credit losses - loans that was recorded for CCBX for the quarter ended June 30, 2024. CCBX loans have a higher level of expected losses than our community bank loans, which is reflected in the factors for the allowance for credit losses. Agreements with our CCBX partners provide for a credit enhancement which protects the Bank by indemnifying or reimbursing incurred losses.
In accordance with accounting guidance, we estimate and record a provision for expected losses for these CCBX loans and reclassified negative deposit accounts. When the provision for CCBX credit losses and provision for unfunded commitments is recorded, a credit enhancement asset is also recorded on the balance sheet through noninterest income (BaaS credit enhancements). Expected losses are recorded in the allowance for credit losses. The credit enhancement asset is relieved when credit enhancement recoveries are received from the CCBX partner. If our partner is unable to fulfill their contracted obligations then the Bank could be exposed to additional credit losses. Management regularly evaluates and manages this counterparty risk.
The factors used in management’s analysis for community bank credit losses indicated that a provision recapture of $519,000 and was needed for the quarter ended September 30, 2024 compared to a provision recapture of $341,000 and provision of $664,000 for the quarters ended June 30, 2024 and September 30, 2023, respectively. The recapture in the current period was largely due to a change in remaining average lives of community bank loans.
The following table details the provision expense/(recapture) for the community bank and CCBX for the period indicated:

	Three Months Ended
(dollars in thousands; unaudited)	September 30, 2024	June 30, 2024	September 30, 2023
Community bank	$(519)	$(341)	$664
CCBX	72,104	62,231	26,493
Total provision expense	$71,585	$61,890	$27,157
At September 30, 2024, our nonperforming assets were $54.7 million, or 1.34%, of total assets, compared to $53.2 million, or 1.34%, of total assets, at June 30, 2024, and $43.5 million, or 1.18%, of total assets, at September 30, 2023. These ratios are impacted by nonperforming CCBX loans that are covered by CCBX partner credit enhancements. As of September 30, 2024, $52.0 million of the $53.6 million in nonperforming CCBX loans were covered by CCBX partner credit enhancements described above.
Nonperforming assets increased $1.5 million during the quarter ended September 30, 2024, compared to the quarter ended June 30, 2024. This change is largely due to an increase in CCBX nonaccrual loans partially offset by a decrease in community bank nonaccrual loans. CCBX nonaccrual loans increased $8.0 million as a result of a new collection practice that places certain loans on nonaccrual status to improve collectability, $5.3 million of these loans are less than 90 days past due as of September 30, 2024. CCBX loans that are past due 90 days or more and still accruing was $45.6 million for the quarter ended September 30, 2024 compared to $45.2 million for the quarter ended June 30, 2024. As a result of the type of loans (primarily consumer loans) originated through our CCBX partners we anticipate that balances 90 days past due or more and still accruing will generally increase as those loan portfolios grow. Installment/closed-end and revolving/open-end consumer loans originated through CCBX lending partners will continue to accrue interest until 120 and 180 days past due, respectively and are reported as substandard, 90 days or more days past due and still accruing. There were no repossessed assets or other real estate owned at September 30, 2024. Our nonperforming loans to loans receivable ratio was 1.60% at September 30, 2024, compared to 1.60% at June 30, 2024, and 1.47% at September 30, 2023.
For the quarter ended September 30, 2024, there were $395,000 community bank net charge-offs and $1.1 million nonperforming community bank loans. For the quarter ended September 30, 2024 $48.8 million in net charge-offs were recorded on CCBX loans. These CCBX loans have a higher level of expected losses than our community bank loans, which is reflected in the factors for the allowance for credit losses.
The following table details the Company’s nonperforming assets for the periods indicated.

Consolidated	As of
(dollars in thousands; unaudited)	September 30, 2024	June 30, 2024	September 30, 2023
Nonaccrual loans:
Commercial and industrial loans	$198	$—	$2
Real estate loans:
Construction, land and land development	—	—	—
Residential real estate	44	213	176
Commercial real estate	831	7,731	7,145
Consumer and other loans:
Credit cards	7,987	—	—
Total nonaccrual loans	9,060	7,944	7,323
Accruing loans past due 90 days or more:
Commercial & industrial loans	1,593	1,278	1,387
Real estate loans:
Residential real estate loans	3,025	2,722	1,462
Consumer and other loans:
Credit cards	34,562	36,465	24,807
Other consumer and other loans	6,412	4,779	8,561
Total accruing loans past due 90 days or more	45,592	45,244	36,217
Total nonperforming loans	54,652	53,188	43,540
Real estate owned	—	—	—
Repossessed assets	—	—	—
Total nonperforming assets	$54,652	$53,188	$43,540
Total nonaccrual loans to loans receivable	0.27%	0.24%	0.25%
Total nonperforming loans to loans receivable	1.60%	1.60%	1.47%
Total nonperforming assets to total assets	1.34%	1.34%	1.18%

The following tables detail the CCBX and community bank nonperforming assets which are included in the total nonperforming assets table above.

CCBX	As of
(dollars in thousands; unaudited)	September 30, 2024	June 30, 2024	September 30, 2023
Nonaccrual loans:
Consumer and other loans:
Credit cards	$7,987	$—	$—
Total nonaccrual loans	7,987	—	—
Accruing loans past due 90 days or more:
Commercial & industrial loans	1,593	1,278	1,387
Real estate loans:
Residential real estate loans	3,025	2,722	1,462
Consumer and other loans:
Credit cards	34,562	36,465	24,807
Other consumer and other loans	6,412	4,779	8,561
Total accruing loans past due 90 days or more	45,592	45,244	36,217
Total nonperforming loans	53,579	45,244	36,217
Other real estate owned	—	—	—
Repossessed assets	—	—	—
Total nonperforming assets	$53,579	$45,244	$36,217
Total CCBX nonperforming assets to total consolidated assets	1.32%	1.14%	0.98%

Community Bank	As of
(dollars in thousands; unaudited)	September 30, 2024	June 30, 2024	September 30, 2023
Nonaccrual loans:
Commercial and industrial loans	$198	$—	$2
Real estate:
Construction, land and land development	—	—	—
Residential real estate	44	213	176
Commercial real estate	831	7,731	7,145
Total nonaccrual loans	1,073	7,944	7,323
Accruing loans past due 90 days or more:
Total accruing loans past due 90 days or more	—	—	—
Total nonperforming loans	1,073	7,944	7,323
Other real estate owned	—	—	—
Repossessed assets	—	—	—
Total nonperforming assets	$1,073	$7,944	$7,323
Total community bank nonperforming assets to total consolidated assets	0.03%	0.20%	0.20%
About Coastal Financial
Coastal Financial Corporation (Nasdaq: CCB) (the “Company”), is an Everett, Washington based bank holding company whose wholly owned subsidiaries are Coastal Community Bank (“Bank”) and Arlington Olympic LLC.  The $4.07 billion Bank provides service through 14 branches in Snohomish, Island, and King Counties, the Internet and its mobile banking application.  The Bank provides banking as a service to broker-dealers, digital financial service providers, companies and brands that want to provide financial services to their customers through the Bank's CCBX segment.  To learn more about the Company visit www.coastalbank.com.

CCB-ER

Contact
Eric Sprink, Chief Executive Officer, (425) 357-3659
Joel Edwards, Executive Vice President & Chief Financial Officer, (425) 357-3687
Forward-Looking Statements
This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance. Any statements about our management’s expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends” and similar words or phrases. Any or all of the forward-looking statements in this earnings release may turn out to be inaccurate. The inclusion of or reference to forward-looking information in this earnings release should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of risks, uncertainties and assumptions that are difficult to predict. Factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, the risks and uncertainties discussed under “Risk Factors” in our Annual Report on Form 10-K for the most recent period filed and in any of our subsequent filings with the Securities and Exchange Commission.
If one or more events related to these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may differ materially from what we anticipate. You are cautioned not to place undue reliance on forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update or revise any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events, except as required by law.

COASTAL FINANCIAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands; unaudited)

ASSETS
	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023
Cash and due from banks	$45,327	$59,995	$32,790	$31,345	$29,984
Interest earning deposits with other banks	438,699	427,250	482,338	451,783	444,962
Investment securities, available for sale, at fair value	38	39	41	99,504	98,939
Investment securities, held to maturity, at amortized cost	48,582	49,174	50,049	50,860	42,550
Other investments	10,757	10,664	10,583	10,227	11,898
Loans held for sale	7,565	—	797	—	—
Loans receivable	3,418,832	3,326,460	3,199,554	3,026,092	2,967,035
Allowance for credit losses	(170,263)	(147,914)	(139,258)	(116,958)	(101,085)
Total loans receivable, net	3,248,569	3,178,546	3,060,296	2,909,134	2,865,950
CCBX credit enhancement asset	167,251	143,485	137,276	107,921	91,867
CCBX receivable	16,060	11,520	10,369	9,088	10,623
Premises and equipment, net	25,833	24,526	22,995	22,090	20,543
Lease right-of-use assets	5,427	5,635	5,756	5,932	6,126
Accrued interest receivable	23,664	23,617	24,681	26,819	23,428
Bank-owned life insurance, net	13,255	13,132	12,991	12,870	12,970
Deferred tax asset, net	3,083	2,221	2,221	3,806	4,404
Other assets	11,711	11,742	12,075	11,987	14,021
Total assets	$4,065,821	$3,961,546	$3,865,258	$3,753,366	$3,678,265

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Deposits	$3,627,288	$3,543,432	$3,462,979	$3,360,363	$3,289,700
Subordinated debt, net	44,256	44,219	44,181	44,144	44,106
Junior subordinated debentures, net	3,591	3,591	3,590	3,590	3,589
Deferred compensation	369	405	442	479	513
Accrued interest payable	1,070	999	1,061	892	1,056
Lease liabilities	5,609	5,821	5,946	6,124	6,321
CCBX payable	39,188	34,536	33,095	33,651	38,229
Other liabilities	12,520	11,850	10,255	9,145	10,301
Total liabilities	3,733,891	3,644,853	3,561,549	3,458,388	3,393,815
SHAREHOLDERS’ EQUITY
Common Stock	134,769	132,989	131,601	130,136	129,244
Retained earnings	197,162	183,706	172,110	165,311	156,299
Accumulated other comprehensive loss, net of tax	(1)	(2)	(2)	(469)	(1,093)
Total shareholders’ equity	331,930	316,693	303,709	294,978	284,450
Total liabilities and shareholders’ equity	$4,065,821	$3,961,546	$3,865,258	$3,753,366	$3,678,265

COASTAL FINANCIAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share amounts; unaudited)

	Three Months Ended
	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023
INTEREST AND DIVIDEND INCOME
Interest and fees on loans	$99,590	$90,944	$84,621	$81,159	$83,652
Interest on interest earning deposits with other banks	4,781	5,683	4,780	5,687	3,884
Interest on investment securities	675	686	1,034	1,225	766
Dividends on other investments	33	174	37	172	29
Total interest income	105,079	97,487	90,472	88,243	88,331
INTEREST EXPENSE
Interest on deposits	32,083	30,578	28,867	27,916	25,451
Interest on borrowed funds	809	672	669	670	651
Total interest expense	32,892	31,250	29,536	28,586	26,102
Net interest income	72,187	66,237	60,936	59,657	62,229
PROVISION FOR CREDIT LOSSES	70,257	62,325	83,158	60,789	27,253
Net interest income/(expense) after provision for credit losses	1,930	3,912	(22,222)	(1,132)	34,976
NONINTEREST INCOME
Deposit service charges and fees	952	946	908	957	998
Loan referral fees	—	—	168	—	1
Gain on sales of loans, net	—	—	—	—	107
Unrealized gain (loss) on equity securities, net	2	9	15	80	5
Other income	486	257	308	60	291
Noninterest income, excluding BaaS program income and BaaS indemnification income	1,440	1,212	1,399	1,097	1,402
Servicing and other BaaS fees	1,044	1,525	1,131	1,015	997
Transaction fees	1,696	1,309	1,122	1,006	1,036
Interchange fees	1,853	1,625	1,539	1,272	1,216
Reimbursement of expenses	1,843	1,637	1,033	1,076	1,152
BaaS program income	6,436	6,096	4,825	4,369	4,401
BaaS credit enhancements	70,108	60,826	79,808	58,449	25,926
BaaS fraud enhancements	2,084	1,784	923	779	2,850
BaaS indemnification income	72,192	62,610	80,731	59,228	28,776
Total noninterest income	80,068	69,918	86,955	64,694	34,579
NONINTEREST EXPENSE
Salaries and employee benefits	17,101	17,005	17,984	16,490	18,087
Occupancy	1,750	1,686	1,518	1,340	1,224
Data processing and software licenses	3,511	2,924	2,892	2,417	2,366
Legal and professional expenses	3,597	3,631	3,672	2,649	4,447
Point of sale expense	1,351	852	869	899	1,068
Excise taxes	762	(706)	320	449	541
Federal Deposit Insurance Corporation ("FDIC") assessments	740	690	683	665	694
Director and staff expenses	559	470	400	478	529
Marketing	67	14	53	138	169
Other expense	1,482	1,383	1,867	1,089	1,523
Noninterest expense, excluding BaaS loan and BaaS fraud expense	30,920	27,949	30,258	26,614	30,648

BaaS loan expense	32,612	29,076	24,837	24,310	23,003
BaaS fraud expense	2,084	1,784	923	779	2,850
BaaS loan and fraud expense	34,696	30,860	25,760	25,089	25,853
Total noninterest expense	65,616	58,809	56,018	51,703	56,501
Income before provision for income taxes	16,382	15,021	8,715	11,859	13,054
PROVISION FOR INCOME TAXES	2,926	3,425	1,915	2,847	2,784
NET INCOME	$13,456	$11,596	$6,800	$9,012	$10,270
Basic earnings per common share	$1.00	$0.86	$0.51	$0.68	$0.77
Diluted earnings per common share	$0.97	$0.84	$0.50	$0.66	$0.75
Weighted average number of common shares outstanding:
Basic	13,447,066	13,412,667	13,340,997	13,286,828	13,285,974
Diluted	13,822,270	13,736,508	13,676,917	13,676,513	13,675,833

COASTAL FINANCIAL CORPORATION
AVERAGE BALANCES, YIELDS, AND RATES – QUARTERLY
(Dollars in thousands; unaudited)

	For the Three Months Ended
	September 30, 2024			June 30, 2024			September 30, 2023
	Average Balance	Interest & Dividends	Yield / Cost (1)	Average Balance	Interest & Dividends	Yield / Cost (1)	Average Balance	Interest & Dividends	Yield / Cost (1)
Assets
Interest earning assets:
Interest earning deposits with other banks	$350,915	$4,781	5.42%	$418,165	$5,683	5.47%	$285,596	$3,884	5.40%
Investment securities, available for sale (2)	40	—	—	43	—	3.13	100,283	543	2.15
Investment securities, held to maturity (2)	48,945	675	5.49	49,737	686	5.55	17,703	223	5.00
Other investments	11,140	33	1.18	10,592	174	6.61	11,943	29	0.96
Loans receivable (3)	3,464,871	99,590	11.43	3,258,042	90,944	11.23	3,062,214	83,652	10.84
Total interest earning assets	3,875,911	105,079	10.79	3,736,579	97,487	10.49	3,477,739	88,331	10.08
Noninterest earning assets:
Allowance for credit losses	(151,292)			(138,472)			(100,329)
Other noninterest earning assets	268,903			255,205			220,750
Total assets	$3,993,522			$3,853,312			$3,598,160

Liabilities and Shareholders’ Equity
Interest bearing liabilities:
Interest bearing deposits	$2,966,527	$32,083	4.30%	$2,854,575	$30,578	4.31%	$2,515,093	$25,451	4.01%
FHLB advances and other borrowings	9,717	140	5.73	1,648	3	0.73	—	—	—
Subordinated debt	44,234	598	5.38	44,197	598	5.44	44,084	580	5.22
Junior subordinated debentures	3,591	71	7.87	3,590	71	7.95	3,589	71	7.85
Total interest bearing liabilities	3,024,069	32,892	4.33	2,904,010	31,250	4.33	2,562,766	26,102	4.04
Noninterest bearing deposits	588,178			584,661			698,532
Other liabilities	60,101			58,267			57,865
Total shareholders' equity	321,174			306,374			278,997
Total liabilities and shareholders' equity	$3,993,522			$3,853,312			$3,598,160
Net interest income		$72,187			$66,237			$62,229
Interest rate spread			6.46%			6.17%			6.04%
Net interest margin (4)			7.41%			7.13%			7.10%
(1)Yields and costs are annualized.
(2)For presentation in this table, average balances and the corresponding average rates for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.
(3)Includes loans held for sale and nonaccrual loans.
(4)Net interest margin represents net interest income divided by the average total interest earning assets.

COASTAL FINANCIAL CORPORATION
SELECTED AVERAGE BALANCES, YIELDS, AND RATES – BY SEGMENT - QUARTERLY
(Dollars in thousands; unaudited)

	For the Three Months Ended
	September 30, 2024			June 30, 2024			September 30, 2023
(dollars in thousands, unaudited)	Average Balance	Interest & Dividends	Yield / Cost (1)	Average Balance	Interest & Dividends	Yield / Cost (1)	Average Balance	Interest & Dividends	Yield / Cost (1)
Community Bank
Assets
Interest earning assets:
Loans receivable (2)	$1,912,428	$31,898	6.64%	$1,895,699	$30,741	6.52%	$1,752,834	$27,373	6.20%
Total interest earning assets	1,912,428	31,898	6.64	1,895,699	30,741	6.52	1,752,834	27,373	6.20
Liabilities
Interest bearing liabilities:
Interest bearing deposits	982,280	7,264	2.94%	938,033	6,459	2.77%	920,707	5,067	2.18%
Intrabank liability	406,641	5,540	5.42	429,452	5,836	5.47	223,221	3,036	5.40
Total interest bearing liabilities	1,388,921	12,804	3.67	1,367,485	12,295	3.62	1,143,928	8,103	2.81
Noninterest bearing deposits	523,507			528,214			608,906
Net interest income		$19,094			$18,446			$19,270
Net interest margin(3)			3.97%			3.91%			4.36%

CCBX
Assets
Interest earning assets:
Loans receivable (2)(4)	$1,552,443	$67,692	17.35%	$1,362,343	$60,203	17.77%	$1,309,380	$56,279	17.05%
Intrabank asset	496,475	6,764	5.42	610,646	8,299	5.47	374,632	5,095	5.40
Total interest earning assets	2,048,918	74,456	14.46	1,972,989	68,502	13.96	1,684,012	61,374	14.46
Liabilities
Interest bearing liabilities:
Interest bearing deposits	1,984,247	24,819	4.98%	1,916,542	24,119	5.06%	1,594,386	20,384	5.07%
Total interest bearing liabilities	1,984,247	24,819	4.98	1,916,542	24,119	5.06	1,594,386	20,384	5.07
Noninterest bearing deposits	64,671			56,447			89,626
Net interest income		$49,637			$44,383			$40,990
Net interest margin(3)			9.64%			9.05%			9.66%
Net interest margin, net of Baas loan expense (5)			3.31%			3.12%			4.24%

	For the Three Months Ended
	September 30, 2024			June 30, 2024				September 30, 2023
(dollars in thousands, unaudited)	Average Balance	Interest & Dividends	Yield / Cost (1)	Average Balance		Interest & Dividends	Yield / Cost (1)	Average Balance	Interest & Dividends	Yield / Cost (1)
Treasury & Administration
Assets
Interest earning assets:
Interest earning deposits with other banks	$350,915	$4,781	5.42%	$418,165		$5,683	5.47%	$285,596	$3,884	5.40%
Investment securities, available for sale (6)	40	—	—	43		—	3.13	100,283	543	2.15
Investment securities, held to maturity (6)	48,945	675	5.49	49,737		686	5.55	17,703	223	5.00
Other investments	11,140	33	1.18	10,592		174	6.61	11,943	29	0.96
Total interest earning assets	411,040	5,489	5.31%	478,537	—	6,543	5.50%	415,525	4,679	4.47%
Liabilities
Interest bearing liabilities:
FHLB advances and borrowings	$9,717	$140	5.73%	1,648		3	0.73%	—	—	—%
Subordinated debt	44,234	598	5.38%	44,197		598	5.44%	44,084	580	5.22%
Junior subordinated debentures	3,591	71	7.87	3,590		71	7.95	3,589	71	7.85
Intrabank liability, net (7)	89,834	1,224	5.42	181,194		2,463	5.47	151,411	2,059	5.40
Total interest bearing liabilities	147,376	2,033	5.49	230,629		3,135	5.47	199,084	2,710	5.40
Net interest income		$3,456				$3,408			$1,969
Net interest margin(3)			3.34%				2.86%			1.88%
(1)Yields and costs are annualized.
(2)Includes loans held for sale and nonaccrual loans.
(3)Net interest margin represents net interest income divided by the average total interest earning assets.
(4)CCBX yield does not include the impact of BaaS loan expense. BaaS loan expense represents the amount paid or payable to partners for credit enhancements, fraud enhancements and originating & servicing CCBX loans. See reconciliation of the non-GAAP measures at the end of this earnings release for the impact of BaaS loan expense on CCBX loan yield.
(5)Net interest margin, net of BaaS loan expense includes the impact of BaaS loan expense. BaaS loan expense represents the amount paid or payable to partners for credit enhancements, fraud enhancements, originating & servicing CCBX loans. See reconciliation of the non-GAAP measures at the end of this earnings release.
(6)For presentation in this table, average balances and the corresponding average rates for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.
(7)Intrabank assets and liabilities are consolidated for period calculations and presented as intrabank asset, net or intrabank liability, net in the table above.

Non-GAAP Financial Measures
The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance.
However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for these adjusted measures, this presentation may not be comparable to other similarly titled adjusted measures reported by other companies.
The following non-GAAP measures are presented to illustrate the impact of BaaS loan expense on net loan income and yield on CCBX loans and the impact of BaaS loan expense on net interest income and net interest margin.
Net BaaS loan income divided by average CCBX loans is a non-GAAP measure that includes the impact BaaS loan expense on net BaaS loan income and the yield on CCBX loans. The most directly comparable GAAP measure is yield on CCBX loans.
Net interest income net of BaaS loan expense is a non-GAAP measure that includes the impact BaaS loan expense on net interest income. The most directly comparable GAAP measure is net interest income.
Net interest margin, net of BaaS loan expense is a non-GAAP measure that includes the impact of BaaS loan expense on net interest rate margin. The most directly comparable GAAP measure is net interest margin.

Reconciliations of the GAAP and non-GAAP measures are presented below.

	As of and for the Three Months Ended
(dollars in thousands; unaudited)	September 30, 2024	June 30, 2024	September 30, 2023
Net BaaS loan income divided by average CCBX loans:
CCBX loan yield (GAAP)(1)	17.35%	17.77%	17.05%
Total average CCBX loans receivable	$1,552,443	$1,362,343	$1,309,380
Interest and earned fee income on CCBX loans (GAAP)	67,692	60,203	56,279
BaaS loan expense	(32,612)	(29,076)	(23,003)
Net BaaS loan income	$35,080	$31,127	$33,276
Net BaaS loan income divided by average CCBX loans (1)	8.99%	9.19%	10.08%
Net interest margin, net of BaaS loan expense:
CCBX interest margin (1)	9.64%	9.05%	9.66%
CCBX earning assets	2,048,918	1,972,989	1,684,012
Net interest income	49,637	44,383	40,990
Less: BaaS loan expense	(32,612)	(29,076)	(23,003)
Net interest income, net of BaaS loan expense	$17,025	$15,307	$17,987
CCBX net interest margin, net of BaaS loan expense (1)	3.31%	3.12%	4.24%
(1) Annualized calculations for periods presented.

APPENDIX A -
As of September 30, 2024
Industry Concentration
We have a diversified loan portfolio, representing a wide variety of industries. Our major categories of loans are commercial real estate, consumer and other loans, residential real estate, commercial and industrial, and construction, land and land development loans. Together they represent $3.43 billion in outstanding loan balances. When combined with $2.29 billion in unused commitments the total of these categories is $5.72 billion.
Commercial real estate loans represent the largest segment of our loans, comprising 39.8% of our total balance of outstanding loans as of September 30, 2024. Unused commitments to extend credit represents an additional $41.5 million, and the combined total in commercial real estate loans represents $1.40 billion, or 24.6% of our total outstanding loans and loan commitments.
The following table summarizes our loan commitment by industry for our commercial real estate portfolio as of September 30, 2024:

(dollars in thousands; unaudited)	Outstanding Balance	Available Loan Commitments	Total Outstanding Balance & Available Commitment	% of Total Loans (Outstanding Balance & Available Commitment)	Average Loan Balance	Number of Loans
Apartments	$382,498	$5,685	$388,183	6.8%	$3,714	103
Hotel/Motel	155,441	189	155,630	2.7	6,758	23
Convenience Store	142,366	614	142,980	2.5	2,296	62
Office	123,423	8,204	131,627	2.3	1,371	90
Warehouse	102,818	2,000	104,818	1.8	1,743	59
Retail	107,934	620	108,554	1.9	1,018	106
Mixed use	93,490	5,273	98,763	1.7	1,154	81
Mini Storage	79,395	14,330	93,725	1.7	3,452	23
Strip Mall	44,089	—	44,089	0.8	6,298	7
Manufacturing	34,599	1,200	35,799	0.6	1,193	29
Groups < 0.70% of total	96,393	3,392	99,785	1.8	1,205	80
Total	$1,362,446	$41,507	$1,403,953	24.6%	$2,055	663
Consumer loans comprise 33.0% of our total balance of outstanding loans as of September 30, 2024. Unused commitments to extend credit represents an additional $1.07 billion, and the combined total in consumer and other loans represents $2.20 billion, or 38.4% of our total outstanding loans and loan commitments. As illustrated in the table below, our CCBX partners bring in a large number of mostly smaller dollar loans, resulting in an average consumer loan balance of just $900. CCBX consumer loans are underwritten to CCBX credit standards and underwriting of these loans is regularly tested, including quarterly testing for partners with portfolio balances greater than $10.0 million.

The following table summarizes our loan commitment by industry for our consumer and other loan portfolio as of September 30, 2024:

(dollars in thousands; unaudited)	Outstanding Balance	Available Loan Commitments	Total Outstanding Balance & Available Commitment (1)	% of Total Loans (Outstanding Balance & Available Commitment)	Average Loan Balance	Number of Loans
CCBX consumer loans
Credit cards	$633,691	$1,055,684	$1,689,375	29.5%	$1.7	369,404
Installment loans	471,813	7,112	478,925	8.4	0.9	513,897
Lines of credit	1,362	—	1,362	0.0	2.4	558
Other loans	9,053	—	9,053	0.2	—	365,834
Community bank consumer loans
Installment loans	1,291	1	1,292	0.0	51.6	25
Lines of credit	194	365	559	0.0	6.1	32
Other loans	12,688	3,000	15,688	0.3	32.5	390
Total	$1,130,092	$1,066,162	$2,196,254	38.4%	$0.9	1,250,140
(1)Total exposure on CCBX loans is subject to CCBX partner/portfolio maximum limits.
Residential real estate loans comprise 13.9% of our total balance of outstanding loans as of September 30, 2024. Unused commitments to extend credit represents an additional $522.8 million, and the combined total in residential real estate loans represents $1.00 billion, or 17.5% of our total outstanding loans and loan commitments.
The following table summarizes our loan commitment by industry for our residential real estate loan portfolio as of September 30, 2024:

(dollars in thousands; unaudited)	Outstanding Balance	Available Loan Commitments	Total Outstanding Balance & Available Commitment (1)	% of Total Loans (Outstanding Balance & Available Commitment)	Average Loan Balance	Number of Loans
CCBX residential real estate loans
Home equity line of credit	$265,402	$472,385	$737,787	12.9%	$25	10,742
Community bank residential real estate loans
Closed end, secured by first liens	176,066	2,961	179,027	3.1	555	317
Home equity line of credit	25,427	46,515	71,942	1.3	106	239
Closed end, second liens	10,974	925	11,899	0.2	366	30
Total	$477,869	$522,786	$1,000,655	17.5%	$42	11,328
(1)Total exposure on CCBX loans is subject to CCBX partner/portfolio maximum limits.
Commercial and industrial loans comprise 8.5% of our total balance of outstanding loans as of September 30, 2024. Unused commitments to extend credit represents an additional $598.4 million, and the combined total in commercial and industrial loans represents $891.0 million, or 15.6% of our total outstanding loans and loan commitments. Included in commercial and industrial loans is $103.9 million in outstanding capital call lines, with an additional $504.6 million in available loan commitments which is limited to a $350.0 million portfolio maximum. Capital call lines are provided to venture capital firms through one of our CCBX BaaS clients. These loans are secured by the capital call rights and are individually underwritten to the Bank’s credit standards and the underwriting is reviewed by the Bank on every capital call line.

The following table summarizes our loan commitment by industry for our commercial and industrial loan portfolio as of September 30, 2024:

(dollars in thousands; unaudited)	Outstanding Balance	Available Loan Commitments	Total Outstanding Balance & Available Commitment (1)	% of Total Loans (Outstanding Balance & Available Commitment)	Average Loan Balance	Number of Loans
Consolidated C&I loans
Capital Call Lines	$103,924	$504,561	$608,485	10.6%	$764	136
Construction/Contractor Services	27,463	34,658	62,121	1.1	136	202
Financial Institutions	48,648	—	48,648	0.9	4,054	12
Retail	33,003	5,725	38,728	0.7	15	2,247
Manufacturing	6,124	5,460	11,584	0.2	149	41
Medical / Dental / Other Care	6,864	2,731	9,595	0.2	528	13
Groups < 0.20% of total	66,553	45,299	111,852	2.0	58	1,143
Total	$292,579	$598,434	$891,013	15.6%	$77	3,794
(1)Total exposure on CCBX loans is subject to CCBX partner/portfolio maximum limits.
Construction, land and land development loans comprise 4.8% of our total balance of outstanding loans as of September 30, 2024. Unused commitments to extend credit represents an additional $63.5 million, and the combined total in construction, land and land development loans represents $226.6 million, or 4.0% of our total outstanding loans and loan commitments.
The following table details our loan commitment for our construction, land and land development portfolio as of September 30, 2024:

(dollars in thousands; unaudited)	Outstanding Balance	Available Loan Commitments	Total Outstanding Balance & Available Commitment	% of Total Loans (Outstanding Balance & Available Commitment)	Average Loan Balance	Number of Loans
Commercial construction	$97,798	$41,521	$139,319	2.5%	$7,523	13
Residential construction	35,822	16,846	52,668	0.9	1,990	18
Developed land loans	14,863	723	15,586	0.3	743	20
Undeveloped land loans	8,606	4,086	12,692	0.2	574	15
Land development	5,968	345	6,313	0.1	597	10
Total	$163,057	$63,521	$226,578	4.0%	$2,145	76

Exposure and risk in our construction, land and land development portfolio is in line with our average historically, compared to June 30, 2024 when the balance was elevated as indicated in the following table:

	Outstanding Balance as of
(dollars in thousands; unaudited)	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023
Commercial construction	$97,798	$110,372	$102,099	$81,489	$91,396
Residential construction	35,822	34,652	28,751	34,213	33,971
Undeveloped land loans	8,606	8,372	8,190	7,890	8,310
Developed land loans	14,863	13,954	14,307	20,515	21,369
Land development	5,968	5,714	7,515	12,993	12,640
Total	$163,057	$173,064	$160,862	$157,100	$167,686
Commitments to extend credit total $2.29 billion at September 30, 2024, however we do not anticipate our customers using the $2.29 billion that is showing as available.
The following table presents outstanding commitments to extend credit as of September 30, 2024:

Consolidated
(dollars in thousands; unaudited)	As of September 30, 2024
Commitments to extend credit:
Commercial and industrial loans	$93,873
Commercial and industrial loans - capital call lines	504,561
Construction – commercial real estate loans	46,007
Construction – residential real estate loans	17,514
Residential real estate loans	522,786
Commercial real estate loans	41,507
Credit cards	1,055,684
Consumer and other loans	10,478
Total commitments to extend credit	$2,292,410
We have individual CCBX partner portfolio limits with our each of our partners to manage loan concentration risk, liquidity risk, and counter-party partner risk. For example, as of September 30, 2024, capital call lines outstanding balance totaled $103.9 million, and while commitments totaled $504.6 million, the commitments are limited to a maximum of $350.0 million by agreement with the partner. If a CCBX partner goes over their individual limit, it would be a breach of their contract and the Bank may impose penalties and would not be required to fund the loan.

See the table below for CCBX portfolio maximums and related available commitments:

CCBX
(dollars in thousands; unaudited)	Balance	Percent of CCBX loans receivable	Available Commitments (1)	Maximum Portfolio Size	Cash Reserve/Pledge Account Amount (2)
Commercial and industrial loans:
Capital call lines	$103,924	6.8%	$504,561	$350,000	$—
All other commercial & industrial loans	36,494	2.4	16,922	285,153	675
Real estate loans:
Home equity lines of credit (3)	265,402	17.5	472,385	375,000	35,597
Consumer and other loans:
Credit cards - cash secured	180		—		—
Credit cards - unsecured	633,511		1,055,684		37,065
Credit cards - total	633,691	41.6	1,055,684	807,263	37,065
Installment loans - cash secured	129,138		7,112		—
Installment loans - unsecured	342,675		—		2,222
Installment loans - total	471,813	31.0	7,112	1,630,027	2,222
Other consumer and other loans	10,415	0.7	—	7,557	383
Gross CCBX loans receivable	1,521,739	100.0%	2,056,664	3,455,000	$75,942
Net deferred origination fees	(447)
Loans receivable	$1,521,292
(1) Remaining commitment available, net of outstanding balance.
(2) Balances are as of October 4, 2024.
(3) These home equity lines of credit are secured by residential real estate and are accessed by using a credit card, but are classified as 1-4 family residential properties per regulatory guidelines.

APPENDIX B -
As of September 30, 2024
CCBX – BaaS Reporting Information
During the quarter ended September 30, 2024, $70.1 million was recorded in BaaS credit enhancements related to the provision for credit losses - loans and reserve for unfunded commitments for CCBX partner loans and negative deposit accounts. Agreements with our CCBX partners provide for a credit enhancement provided by the partner which protects the Bank by indemnifying or reimbursing incurred losses. In accordance with accounting guidance, we estimate and record a provision for expected losses for these CCBX loans, unfunded commitments and negative deposit accounts. When the provision for credit losses - loans and provision for unfunded commitments is recorded, a credit enhancement asset is also recorded on the balance sheet through noninterest income (BaaS credit enhancements) in recognition of the CCBX partner legal commitment to indemnify or reimburse losses. The credit enhancement asset is relieved as credit enhancement payments and recoveries are received from the CCBX partner or taken from the partner's cash reserve account. Agreements with our CCBX partners also provide protection to the Bank from fraud by indemnifying or reimbursing incurred fraud losses. BaaS fraud includes noncredit fraud losses on loans and deposits originated through partners. Fraud losses are recorded when incurred as losses in noninterest expense, and the enhancement received from the CCBX partner is recorded in noninterest income, resulting in a net impact of zero to the income statement. Many CCBX partners also pledge a cash reserve account at the Bank which the Bank can collect from when losses occur that is then replenished by the partner on a regular interval. Although agreements with our CCBX partners provide for credit enhancements that provide protection to the Bank from credit and fraud losses by indemnifying or reimbursing incurred credit and fraud losses, if our partner is unable to fulfill their contracted obligation then the bank would be exposed to additional loan and deposit losses if the cash flows on the loans were not sufficient to fund the reimbursement of loan losses, as a result of this counterparty risk. If a CCBX partner does not replenish their cash reserve account the Bank may consider an alternative plan for funding the cash reserve. This may involve the possibility of adjusting the funding amounts or timelines to better align with the partner's specific situation. If a mutually agreeable funding plan is not agreed to, the Bank could declare the agreement in default, take over servicing and cease paying the partner for servicing the loan and providing credit enhancements. The Bank would evaluate any remaining credit enhancement asset from the CCBX partner in the event the partner failed to determine if a write-off is appropriate. If a write-off occurs, the Bank would retain the full yield and any fee income on the loan portfolio going forward, and our BaaS loan expense would decrease once default occurred and payments to the CCBX partner were stopped.
The Bank records contractual interest earned from the borrower on CCBX partner loans in interest income, adjusted for origination costs which are paid or payable to the CCBX partner. BaaS loan expense represents the amount paid or payable to partners for credit and fraud enhancements and originating & servicing CCBX loans. To determine net revenue (Net BaaS loan income) earned from CCBX loan relationships, the Bank takes BaaS loan interest income and deducts BaaS loan expense to arrive at Net BaaS loan income (A reconciliation of the non-GAAP measures are set forth in the preceding section of this earnings release.) which can be compared to interest income on the Company’s community bank loans.
The following table illustrates how CCBX partner loan income and expenses are recorded in the financial statements:

Loan income and related loan expense	Three Months Ended
(dollars in thousands; unaudited)	September 30, 2024	June 30, 2024	September 30, 2023
Yield on loans (1)	17.35%	17.77%	17.05%
BaaS loan interest income	$67,692	$60,203	$56,279
Less: BaaS loan expense	32,612	29,076	23,003
Net BaaS loan income (2)	$35,080	$31,127	$33,276
Net BaaS loan income divided by average BaaS loans (1)(2)	8.99%	9.19%	10.08%
(1) Annualized calculation for quarterly periods shown.
(2) A reconciliation of the non-GAAP measures are set forth in the preceding section of this earnings release.
An increase in average CCBX loans receivable resulted in increased interest income on CCBX loans during the quarter ended September 30, 2024 compared to the quarter ended June 30, 2024. The increase in average CCBX loans receivable was primarily due to growth in the CCBX loan portfolio as part of our strategy to optimize the CCBX loan portfolio and strengthen our balance sheet through originating higher quality new loans and enhanced credit standards. Increased interest rates and growth in CCBX loans and deposits has resulted in increases in interest income and expense for the quarter ended September 30, 2024 compared to the quarter ended September 30, 2023.

The following tables are a summary of the interest components, direct fees, and expenses of BaaS for the periods indicated and are not inclusive of all income and expense related to BaaS.

Interest income	Three Months Ended
(dollars in thousands; unaudited)	September 30, 2024	June 30, 2024	September 30, 2023
Loan interest income	$67,692	$60,203	$56,279
Total BaaS interest income	$67,692	$60,203	$56,279

Interest expense	Three Months Ended
(dollars in thousands; unaudited)	September 30, 2024	June 30, 2024	September 30, 2023
BaaS interest expense	$24,819	$24,119	$20,384
Total BaaS interest expense	$24,819	$24,119	$20,384

BaaS income	Three Months Ended
(dollars in thousands; unaudited)	September 30, 2024	June 30, 2024	September 30, 2023
BaaS program income:
Servicing and other BaaS fees	$1,044	$1,525	$997
Transaction fees	1,696	1,309	1,036
Interchange fees	1,853	1,625	1,216
Reimbursement of expenses	1,843	1,637	1,152
BaaS program income	6,436	6,096	4,401
BaaS indemnification income:
BaaS credit enhancements	70,108	60,826	25,926
BaaS fraud enhancements	2,084	1,784	2,850
BaaS indemnification income	72,192	62,610	28,776
Total noninterest BaaS income	$78,628	$68,706	$33,177
Servicing and other BaaS fees decreased $481,000 in the quarter ended September 30, 2024 compared to the quarter ended June 30, 2024 while transaction fees and interchange fees increased $387,000 and $228,000, respectively. We expect servicing and other BaaS fees to decrease and transaction and interchange fees to increase as partner activity grows and contracted minimum fees are replaced with recurring fees and then exceed those minimum fees.

BaaS loan and fraud expense:	Three Months Ended
(dollars in thousands; unaudited)	September 30, 2024	June 30, 2024	September 30, 2023
BaaS loan expense	$32,612	$29,076	$23,003
BaaS fraud expense	2,084	1,784	2,850
Total BaaS loan and fraud expense	$34,696	$30,860	$25,853